As filed with the Securities and Exchange Commission on December 29, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Home Inns & Hotels Management Inc.

(Exact name of registrant as specified in its charter)

Cayman Islands	7011	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 400 Tian Yao Qiao Road

Shanghai 200030, People’s Republic of China

(8610) 6486-1818

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Employees’ Stock Option Plan and 2006 Share Incentive Plan

(Full Title of the Plans)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

May Y. Wu

Chief Financial Officer

No. 400 Tian Yao Qiao Road

Shanghai 200030, People’s Republic of China

(8610) 6486-1818

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Ordinary Shares, $0.005 par value per share (3)	3,042,886 shares	$7,333,356
Ordinary Shares, $0.005 par value per share (3)	4,187,691 shares	$69,620,363
Total (4)	7,230,577 shares	$76,953,719	$8,235

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plans.
(2)	These shares are offered under the Employees’ Stock Option Plan and the 2006 Share Incentive Plan. Pursuant to Rule 457(c) and Rule 457(h)(1), the maximum aggregate offering price is calculated as the sum of (a) the product of 3,042,886 shares issuable upon the exercise of outstanding options as of December 26, 2006 multiplied by the exercise prices varying from $0.232 per share to $5.50 per share, which is equal to an aggregate offering price of $7,333,356, and (b) the product of the remaining 4,187,691 shares issued or reserved under the plan multiplied by the average of the high and low prices for the Registrant’s American Depositary Shares (each representing two ordinary shares), or ADSs, as quoted on the Nasdaq Global Market on December 26, 2006, or $33.25, which is equal to an aggregate offering price of approximately $69,620,363.
(3)	These shares may be represented by the Registrant’s ADSs, each of which represents two ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-137983).
(4)	Any ordinary shares covered by an award granted under either the Employees’ Stock Option Plan of the 2006 Share Incentive Plan (or portion of an award) which is forfeited, canceled or expires (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares which may be issued under either Plan. Ordinary shares that actually have been issued under either Plan pursuant to an award shall not be returned to the Plan and shall not become available for future issuance under either Plan, except if unvested ordinary shares are forfeited or repurchased by the Company at their original issue price, such ordinary shares shall become available for future grant under either Plan.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Item 4. Description of Securities.

Item 5. Interests of Named Experts and Counsel.

Item 6. Indemnification of Directors and Officers.

Item 7. Exemption from Registration Claimed.

Item 8. Exhibits.

Item 9. Undertakings.

SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX

Exh. 5.1	Opinion of Maples and Calder.
Exh. 10.1	Home Inns & Hotels Management Inc.’s Employees’ Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (file no. 333-137800) filed with the Securities and Exchange Commission on October 4, 2006).
Exh. 10.6	Home Inns & Hotels Management Inc.’s 2006 Share Incentive Plan (incorporated by reference to Exhibit 10.6 to The Registrant’s Registration Statement on Form F-1 (file no. 333-137800) filed with the Securities and Exchange Commission on October 4, 2006).
Exh. 23.1	Consent of Maples and Calder (included in Exhibit 5.1).
Exh. 23.2	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, Independent Registered Public Accounting Firm.
Exh. 24.1	Power of Attorney (included on signature page hereto).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Home Inns & Hotels Management Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Registrant’s prospectus dated October 25, 2006 (the “Prospectus”) filed pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”), on October 26, 2006;

(b) The Registrant’s Report of Foreign Private Issuer on Form 6-K dated November 16, 2006; and

(c) The Registrant’s Description of Share Capital and Description of American Depositary Shares contained in the Prospectus, and all amendments and reports subsequently filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our Articles of Association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own willful neglect or default.

Pursuant to the form of indemnification agreements filed as Exhibit 10.2 to our Registration Statement on Form F-1, as amended (Registration No. 333-137800), we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which was filed as Exhibit 1.1 to our Registration Statement on Form F-1, as amended (Registration No. 333-137800), also provides for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No.	Description
5.1	Opinion of Maples and Calder.

10.1	Home Inns & Hotels Management Inc.’s Employees’ Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Registration Statement on Form F-1 (file no. 333-137800) filed with the Securities and Exchange Commission on October 4, 2006).

10.6	Home Inns & Hotels Management Inc.’s 2006 Share Incentive Plan (incorporated by reference to Exhibit 10.6 to The Registrant’s Registration Statement on Form F-1 (file no. 333-137800) filed with the Securities and Exchange Commission on October 4, 2006).

23.1	Consent of Maples and Calder (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on signature page hereto).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shanghai, China, on December 29, 2006.

Home Inns & Hotels Management Inc.

By:	/s/ David Jian Sun
Name:	David Jian Sun
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Mr. David Jian Sun, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated and as of December 29, 2006.

Signature	Title

/s/ David Jian Sun David Jian Sun	Chief Executive Officer, Director (principal executive officer)

/s/ May Wu May Wu	Chief Financial Officer (principal financial and accounting officer)

/s/ Yunxin Mei Yunxin Mei	Co-Chairman of the Board of Directors

Signature	Title
/s/ Neil Nanpeng Shen Neil Nanpeng Shen	Co-Chairman of the Board of Directors

/s/ Min Bao Min Bao	Director

/s/ James Jianzhang Liang James Jianzhang Liang	Director

/s/ Terry Yongmin Hu Terry Yongmin Hu	Director

/s/ Kenneth Gaw Kenneth Gaw	Director

/s/ Christopher Angelosante Name: Christopher Angelosante	Authorized Representative in the United States